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                                                                    Exhibit 99.1

Contact:  Halsey Pharmaceuticals
Investor Relations - Peter A. Clemens, Vice President & CFO
                     (815) 399-2060



                             FOR IMMEDIATE RELEASE
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                     HALSEY PHARMACEUTICALS REPORTS RESULTS
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                               FOR SECOND QUARTER
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Rockford, IL, August 14, 2003: Halsey Pharmaceuticals (OTC.BB-HDGC) today reported a net loss for the second quarter, ended June 30, 2003, of $(11,027,000) or $(.52) per share compared to net loss of $(7,340,000) or $(0.49) per share for the quarter ended June 30, 2002. For the six months ended June 30, 2003, the Company had a net loss of $(21,602,000) or $(1.03) per share compared to a net loss of $(12,819,000) or $(0.85) per share for the same period in 2002.

Net product revenues for the second quarter were $1,206,000 as compared to $2,258,000 for the quarter ended June 30, 2002. For the first six months of fiscal 2003, net product revenues were $2,732,000 as compared to $4,139,000 for the same period in 2002.

Commenting. Peter Clemens, CFO said, "The quarter and six month results are reflective of declining sales to our primary customer, Watson Labs, who, while continuing to be a valued customer, is pursuing a sales strategy that places less emphasis on the products we provide. Accordingly, In March the Company initiated steps to reestablish our internal sales efforts so that we become less dependent upon a single customer. This strategy, while giving the Company greater control over the sales effort, takes time to implement due to the regulatory requirements of not only the FDA but the various state Medicaid agencies as well. The fruits of this strategy will not materialize until the third and fourth quarters of this year."

"The Company has continued to proceed with development of its opiate synthesis technologies and in the second quarter filed patent applications for two processes pertaining to the these technologies."

Halsey Pharmaceuticals, together with its subsidiaries, is an emerging pharmaceutical company specializing in innovative drug development.

The statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risk and uncertainties which may affect Halsey's business


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prospects, including economic, competitive, governmental, technological and other factors discussed in filings with the Securities and Exchange Commission.

This and past press releases for Halsey Pharmaceuticals are available at the Company's web site at www.halseydrug.com.
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